Exhibit 4.2

Execution Version

SUPPLEMENT NO. 1 TO THE COLLATERAL AGREEMENT

SUPPLEMENT NO. 1 dated as of March 5, 2021 (this “Supplement”), to the Collateral Agreement dated as of October 14, 2016 (the “Agreement”), among QUOTIENT LIMITED, a public limited liability no par value company incorporated in Jersey, Channel Islands, with registered number 109886 (the “Issuer”), each Subsidiary of the Issuer from time to time party thereto (each such subsidiary, individually, a “Subsidiary Party” and, collectively, the “Subsidiary Parties”; and the Issuer and the Subsidiary Parties are referred to collectively herein as the “Grantors”), U.S. BANK NATIONAL ASSOCIATION, as trustee (and its successors under the Indenture (as defined below), in such capacity, the “Trustee”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (and its successors under the Indenture, in such capacity, the “Collateral Agent”).

WHEREAS pursuant to the terms of (a) the Indenture dated as of October 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Subsidiary Parties, the Trustee and the Collateral Agent and (b) each Purchase Agreement dated October 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Purchase Agreements”), among the Issuer, the Subsidiary Guarantors (as defined therein) party thereto, and each purchaser party thereto (collectively, the “Purchasers”), the Issuer issued the Original Securities (as defined in the Indenture) and the Additional Securities (as defined in the Indenture), which may be guaranteed on a senior secured basis by each of the Subsidiary Parties;

WHEREAS, the Indenture permits the Issuer and the Subsidiary Parties to grant a lien and security interest in the Intercreditor Collateral (as defined in the Agreement) to one or more ABL Collateral Agents (as defined in the Agreement) and the holders of First Priority Lien Obligations (as defined in the Agreement);

WHEREAS the Issuer, the Subsidiary Parties, the Collateral Agent, the Co-Collateral Agent (if applicable), the Trustee and the other parties party thereto may enter into one or more Lien Subordination and Intercreditor Agreement from time to time (as such agreements may be amended, extended, renewed, restated, supplemented, waived or otherwise modified from time to time, each an “Intercreditor Agreement”), which will govern the liens upon and security interests in the Collateral granted by the Agreement and the First Priority Lien Obligations;

WHEREAS each Grantor executed and delivered the Agreement, pursuant to the terms of the Indenture to induce the Trustee to enter into the Indenture and, pursuant to the terms of the Purchase Agreements, to induce the Purchasers to purchase the Original Securities and Additional Securities; and

WHEREAS Section 8.11 of the Agreement provides that Subsidiaries of the Issuer shall become Subsidiary Parties under the Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture Documents to become a Subsidiary Party under the Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Agreement.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 8.11 of the Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Grantor under the Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby expressly assumes, and hereby agrees to perform and observe, each and every one of the covenants, rights promises, agreements, terms, conditions, obligations, appointments, duties and liabilities applicable to it as a Subsidiary Party and Grantor thereunder and all other Indenture Documents applicable to it as a Subsidiary Party and Grantor under the Agreement. By virtue of the foregoing, the New Subsidiary hereby accepts and assumes any liability of a Grantor (as to itself only) related to each representation, warranty, covenant or obligation made by a Grantor (as to itself only and after giving effect to this Supplement) in the Agreement and hereby expressly affirms, as of the date hereof, each of such representations, warranties, covenants and obligations (after giving effect to this Supplement). In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all of the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Grantor” in the Agreement shall be deemed to include the New Subsidiary. The Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that (a) the New Subsidiary has the requisite limited liability (sociedad limitada) power and authority to enter into and perform its obligations under this Supplement and that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, (b) the representations and warranties set forth in the Agreement (after giving effect to this Supplement) are true and correct in all material respects on and as of the date hereof as such representations and warranties apply to the New Subsidiary (except to the extent that any such representations and warranties expressly relate to an earlier date) with the same force and effect as if made on the date hereof and (c) as of the date hereof, the New Subsidiary is “located” (as such term is used in Article 9-307 of the UCC) in Spain.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or by email shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. The New Subsidiary hereby represents and warrants that set forth on Schedule I attached hereto is a copy of a fully completed Perfection Certificate executed by the New Subsidiary. The information contained in the Perfection Certificate delivered by the New Subsidiary is correct and complete in all material respects as of the date hereof. The information set forth in Schedule I is hereby added to the information set forth in the corresponding exhibits to the Agreement.

Section 5. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT THAT LOCAL LAW GOVERNS THE CREATION, PERFECTION, PRIORITY OR ENFORCEMENT OF SECURITY INTERESTS.

Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.1 of the Agreement.

Section 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement as required by Section 7.6(e) of the Agreement.

Section 10. Notwithstanding any other provision contained herein, the Agreement, the Liens created thereby and the rights, remedies, duties and obligations provided for therein and herein are subject in all respects to the provisions of each Intercreditor Agreement (if any) and, to the extent provided therein, the applicable ABL Security Documents (as defined in the applicable Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of the Agreement, this Supplement and any Intercreditor Agreement, the provisions of the applicable Intercreditor Agreement shall control.

Section 11. It is expressly understood and agreed that U.S. Bank National Association is entering into this Supplement solely in its capacity as Collateral Agent as appointed pursuant to the Indenture, and shall be entitled to all of the rights, privileges, immunities and protections under the Indenture as if such rights, privileges, immunities and protections were set forth herein.

Section 12. The parties agree that the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the

Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe Sign (or such other digital signature provider as specified in writing to Collateral Agent by the authorized representative), in English. The New Subsidiary agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13. Notwithstanding anything to the contrary herein, in any Indenture Document or any ABL Document (as such term is defined in each Intercreditor Agreement (if any)), the Grantors shall not be required to act or refrain from acting (a) pursuant to any Indenture Document solely with respect to any Intercreditor Collateral in any manner that would cause a default under any ABL Document, or (b) pursuant to any ABL Document solely with respect to any Noteholder First Lien Collateral in any manner that would cause a default under any Indenture Document. For avoidance of doubt and for the purposes of this paragraph only, the terms Indenture Document and ABL Document do not include any Intercreditor Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Agreement as of the day and year first above written.

QUOTIENT IBERIA, S.L.

By:	/s/ Paul Stuart
	Name:	Paul Stuart
	Title:	Director

Legal Name: Quotient Iberia, S.L.
Jurisdiction of Formation: Spain
Location of Chief Executive Office:
Travessera de Gràcia, 11, 08021
Barcelona, Spain

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Alison D.B. Nadeau
	Name:	Alison D.B. Nadeau
	Title:	Vice President

Schedule I

to the Supplement No. 1 to the

Collateral Agreement

PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

The undersigned, the sole director of Quotient Iberia, S.L., a limited liability company (“Sociedad de Responsabilidad Limitada”) formed under the law of Spain (the “Company”), hereby certifies as of March 5, 2021, with reference to Supplement No. 1, dated as of March 5, 2021, to the Collateral Agreement, dated as of October 14, 2016, by and among Quotient Limited, the Subsidiary Parties (as defined therein) from time to time party thereto, and U.S. Bank National Association, in its capacity as trustee and in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined therein), to the Collateral Agent as follows:

1.    Name. The exact legal name of the Company as that name appears on its charter, certificate of incorporation, articles of association or similar document is as follows: Quotient Iberia, S.L. (formerly Feltondale, S.L.),

2.    Addresses and Other Identifying Factors.

(a)    The following is the current registered address of the Company: Travessera de Gràcia, 11, 08021 Barcelona, Spain.

(b)    The following is the mailing address of the Company (if different from its registered address):

(c)    The following is each current place of business for the Company (if different from its registered address or mailing address) and, if more than one place of business, its chief executive office:

Address	Chief Executive Office
☐

(d)    The following is the type of organization of the Company: limited liability company (“Sociedad de Responsabilidad Limitada”).

(e)    The following is the sole jurisdiction of the Company’s incorporation, formation or organization, as applicable: Spain

(f)    The following is the Company’s government-issued organizational identification number as set forth below opposite its name (state “None” if the state does not issue such a number): N0394605J

3.    Other Names, Etc.

(a)    The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar appellations and names on tax returns) used by the Company, or any other business or organization to which the Company became the successor by merger; consolidation; acquisition; change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

Other Name	Comments
(e.g. fictitious name of Company; change in form of Company)

(b)    Attached hereto as Schedule 3 is the information required in items 1 and 2 for any other business or organization listed in Section 3(a) to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

4.    Other Current Locations.

(a)    The following are all other locations where the Company maintains any books or records relating to any of the Company’s accounts, instruments, chattel paper, general intangibles or mobile goods:

Address	Description of Property

(b)    The following are all other locations where any of the Company’s inventory or equipment is located or stored (other than inventory and equipment in transit):

Address	Description of Inventory/Equipment

(c)    The following are the names and addresses of all persons or entities other than the Company, such as bailees, lessees, consignees, warehousemen, purchasers of chattel paper, or other third parties which have possession or are intended to have possession of any of the Company’s instruments, chattel paper, inventory or equipment (other than inventory and equipment in transit):

Name	Address	Description of Property

5.    Prior Locations.

(a)    Set forth below is the information required by items 2(c) and 4(a) with respect to each place of business location previously maintained by the Company at any time during the past five years:

Address	Description of Property, Inventory or Equipment

(b)    Set forth below is the information required by items 4(b) and 4(c) with respect to each other location at which, or other person or entity with which, any of the Company’s inventory or equipment has been previously held at any time during the past twelve months:

Name	Address	Description of Property

6.    Intellectual Property. Attached hereto as Schedule 6 is a complete list of all United States and foreign patents, copyrights (including software), trademarks, trade names and service marks registered, or for which applications are pending, in the name of the Company. (Please identify the jurisdiction of registration or application and indicate whether registered or application pending.)

7.    Drug Applications. Attached hereto as Schedule 7 is a complete list of each active or pending drug application and each such abbreviated drug application or similar filing, registration, notice (or the like) to manufacture, use, store, import, export, transport, market, promote, sell or place on the market any pharmaceutical product as to which the Company is the applicant, filer, owner or holder, in any and all jurisdictions. (Please also indicate the jurisdiction.)

8.    Securities, Instruments and Other Investment Property. Attached hereto as Schedule 8 is a complete list of all stocks, bonds, debentures, notes, instruments and other securities and investment property owned by the Company. (Please provide name of issuer, jurisdiction of organization of issuer, a description of security or investment property, and value; for any securities of a subsidiary or affiliate, please also indicate the relationship with—and the percentage ownership of—such entity.)

9.    Other Titled Collateral. The following is a complete list of all other inventory, equipment and other goods of the Company which are subject to any certificate of title or other registration statute of any jurisdiction (provide description of covered goods and indicate registration system and jurisdiction) other than vehicles:

Goods	Registration System	Jurisdiction

10.    Bank Accounts. The following is a complete list of all accounts (including deposit, securities and commodity accounts) maintained by the Company (provide name and address of institution, type of account and account number):

Name of Institution	Address	Type of Account	Account Number
Santander, S.A.		Standard account	ES9700494700382017353137

11.    Unusual Transactions.

(a)    Except for those purchases, acquisitions and other transactions described on Schedule 3 or on Schedule 11 attached hereto, all of the Company’s assets and property have been acquired in the ordinary course of the Company’s business and, as to material goods owned by the Company, consists of goods which have been acquired by the Company in the ordinary course from a person in the business of selling goods of that kind. (Please provide on such Schedule the names and addresses of all entities from whom such assets, property or material goods were purchased, the date of such acquisition and the type of property acquired.)

12.    Commercial Tort Claims. Attached hereto as Schedule 12 is a brief written description of each and every commercial tort claim in excess of $250,000 which the Company holds. (Please describe with particularity.)

13.    Real Estate Collateral. Attached hereto as Schedule 13 are all the locations where the Company owns or leases any real property (including any fixtures) and an indication of whether such real property is owned or leased by the Company.

14.    Licenses and Permits. Attached hereto as Schedule 14 are all licenses, permits (including environmental), authorizations or certifications (and the like) issued by any federal, state, local or foreign government to the Company or with respect to its assets, properties or business, and the name of the issuing government. (If issued by a particular governmental agency, please include the name of such agency.)

15.    Material Contracts. Attached hereto as Schedule 15 are all Material Contracts to which the Company is a party (including any equipment leases) or in which the Company has an interest, including whether such contract has a non-assignability provision which would require the other party’s or another party’s consent to the granting of a security interest in such contract. For purposes hereof, “Material Contract” means a contract or other agreement to which the Company is a party, by which the Company is bound or to which any of the property or assets of the Company is subject that is material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto signed this Certificate as of the date first written above.

By:
	Name:	Paul Stuart
	Title:	Sole Director

SCHEDULE 3

Business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise

SCHEDULE 6

Patents, Trademarks and Other Intellectual Property

SCHEDULE 7

Drug Applications

SCHEDULE 8

Securities, Instruments and Other Investment Property

Additional Information on Securities of Subsidiaries and Affiliates

SCHEDULE 11

Unusual Transactions

SCHEDULE 12

Commercial Tort Claims

SCHEDULE 13

Locations of Real Property

SCHEDULE 14

Licenses, Permits, Authorizations, Certifications

SCHEDULE 15

Material Contracts